EXHIBIT 10.5
SERVICES CONTRACT
THE SERVICES CONTRACT (hereinafter the “Agreement””), is made this 13 day of July, 2005, by and between R & R Contracting, Inc., a North Dakota corporation, (hereinafter “Engineer”), and Gold Energy, LLC, a Minnesota limited liability company, (hereinafter “Owner”).
WITNESSETH:
WHEREAS Owner intends to develop, finance and construct an ethanol plant (hereinafter the “Project”); and
WHEREAS Owner and wishes to engage Engineer to provide certain engineering and coordination services related to the Project and Engineer desires to accept such engagement upon the terms and conditions set out in this Agreement.
NOW THEREFORE Engineer and Owner for the considerations hereinafter named agree as follows:
ARTICLE 1. TERM —
Engineer shall provide engineering and coordination services for the planning and preparation of Request for Quotation (RFQ) documents related to the Project as described in Article 2 and shall do everything required by this Agreement. Engineer’s engagement by Owner shall commence as of the date of this Agreement and shall continue until the Work is satisfactorily completed unless this Agreement is properly terminated as provided herein. Owner may terminate this Agreement at any time, with or without cause, upon delivery of oral or written notice to Engineer indicating an intention to terminate the Agreement. In the event, Owner exercises its right to terminate this Agreement, Engineer shall be entitled to payment for Work actually rendered and completed prior to such notice to terminate upon submission of reasonable documentation to Owner, but in no event shall Engineer be entitled to an amount exceeding $4,200.00.
ARTICLE 2. SCOPE OF THE WORK —
The scope of the work (hereinafter the “Work”) shall include :
1. Assist Owner in selection of final plant site by sharing advice on each prospective site regarding:
a.	The suitability for the rail access to each site.

b.	The best preliminary layout of the rail access for the site.

c.	A preliminary estimate on the cost of the rail for each site on a comparable basis from site to site.

d.	A preliminary estimate on the comparative cost that may be associated with the rail bed preparation work in association with each site.

e.	Any other issues of advantage or concern for each of the sites that may be noticed by Engineer.
2. Develop track layout concept for the final selected site.
a.	This to include a layout drawing of track on site plan.

b.	Perform a site survey of the selected site to collect all data necessary for the final design.
3. Develop final design of trackage for the final selected site including:
a.	Plans to include final grades, turn-outs, crossings, etc. on a design drawing for appropriate railroad company’s approval.

b.	Plans, when completed, must meet all applicable appropriate railroad company’s and FRA industry track standards.

c.	Plans to include typical track cross-sections as required for appropriate railroad company’s approval.

d.	Obtaining required railroad company’s approval from appropriate railroad company’s engineering that allows for the actual construction of the plan.

e.	Design to include plans for the construction of the track bed.
4. Assist Owner in securing competitive bids for the rail work on the final selected site by providing a complete set of bid specifications and drawings to be used under the Owner’s name, no reference to R & R Contracting, for the Owner’s distribution in RFQ’s for the rail work. These documents should include, but not limited to, the following deliverables:
a.	Final approved rail trackage design drawings.

b.	Typical track cross-section views as may be required to help Owner secure the most competitive bid responses on both the rail work and the site grading work for the final site.

c.	Preparation of a complete set of work specifications for the rail work to be used for the RFQ documents in gaining the most competitive bid responses on the final work.
5. Assist Owner in securing competitive bids for the earthwork, if a final earthwork contractor is to be selected before a final rail work contractor, on the final selected site by providing the following deliverables:
a.	Prepare a complete set of earthwork and grading specifications required for the rail work areas only, to be used by the Owner in RFQ documents for securing final earthwork offers that meet the Engineer’s requirements.
All bid documents, for the purposes of this agreement, shall be issued under the Owner’s name with no reference to Engineer, for the Owner’s distribution on RFQ’s for the rail work on this project. Owner will accept all bids and evaluate bids with Engineer’s assistance. Engineer shall not be required to obtain any city, state or federal permitting, negotiate any agreements between the appropriate railroad company and the property owner nor perform design work associated with any new or existing utility installation or adjustment required by the plans.

ARTICLE 3. TIME OF COMPLETION —
The Work including, but not limited to, the engineering, surveying, bid document generation, budgeting, and railroad approval(s) required under this Agreement shall be commenced and completed as required per Owner’s schedule.
Owner shall give Engineer a written one (1) week notice, minimum, of the required deadlines. Engineer will be responsible to expedite the work for each deadline within the timeline given by Owner with no undue delays on Engineer’s behalf.
ARTICLE 4. THE CONTRACT SUM & CONSIDERATION—
The above described Work will be delivered by Engineer for a one-time lump sum payment of Four Thousand Two Hundred dollars ($4,200.00) (hereinafter the “Lump Sum Payment”) to be paid by Owner to Engineer within thirty days after the date Owner signs a contract with a contractor for the rail work required on the Project (hereinafter the “Rail Work”). Engineer shall waive or refund the Lump Sum Payment if Engineer is engaged by Owner to construct the Rail Work. No other charges will be accepted for the Work.
ARTICLE 5. RIGHT OF FIRST REFUSAL —
If Engineer satisfactorily completes the Work and this Agreement is not otherwise terminated by Owner in accordance with its terms, Engineer shall have a right of first refusal (hereinafter the “ROFR”) as follows:
1.	In the event that Owner receives a bid (hereinafter the “Offer”) from any person to construct the Rail Work, which Owner is prepared to accept, the Owner shall send to Engineer notice in writing of its desire or intention to proceed with the bid accompanied by a copy of the Offer.

2.	Upon receipt of notice, Engineer shall have fifteen (15) days from the date of receipt to give Owner notice (hereinafter the “Intent to Match”) that it desires and agrees to match the bid on the offered goods on the same terms and conditions as are contained in the bid, provided that:
a.	If Engineer shall have given an Intent to Match, Engineer shall construct the described project referred to in the Offer;

b.	If Engineer shall not have given an Intent to Match within the time provided, Engineer shall be deemed to have refused to match the Offer; and

c.	In the event that Engineer elects not to construct or match the Offer, then Owner may accept the offer and proceed, but only at the price and on the terms and conditions contained in the Offer.
3. In the event that Engineer elects not to match the Offer, and the project described in the Offer proceeds forward with the design submitted by Engineer, Engineer will be compensated for the use of the plans in the described project in the amount of ten thousand dollars ($10,000.00) to be payable by Owner.
4. This Article 5 shall be binding upon the parties and their respective heirs, executors, administrators and successors for a period beginning on the date of this Agreement ending on the third (3rd) anniversary thereof. ~~Notwithstanding anything in this Agreement to the contrary, if Owner elects, at any time in its sole discretion, to pay Engineer the sum of ten thousand dollars ($10,000.00), the ROFR will be terminated and Owner shall no longer have any obligations to Engineer pursuant to this Article 5 and Owner shall have sole ownership of the plans prepared by Engineer and may proceed to use the plans as it chooses.~~
[Handwritten: Delete BK LN (R&R Contracting, Inc.)
(Gold Energy LLC)]
ARTICLE 6. MISCELLANEOUS —
This Agreement, together with any exhibits and attachments hereto and any documents incorporated herein, constitutes the entire understanding between the parties concerning the subject matter hereof. No prior or contemporaneous representations, inducements, promises or agreements not contained herein are of any force or effect. This Agreement shall be governed by and construed in accordance with North Dakota law, and shall not be modified except in a writing signed by all parties. This Agreement is binding upon the parties and their heirs, representatives, agents, successors and permitted assigns. Neither this Agreement or any parties’ rights, duties, responsibilities or obligations shall be assigned by either party, in whole or in part, without the prior written consent of the other party hereto. If any provision herein is held to be invalid, unenforceable, or contrary to public policy, in whole or in part, the remaining provisions shall not be affected. No omission or delay by either party in enforcing any right or remedy or in requiring any performance hereunder shall constitute a waiver of any such right, remedy or required performance, nor shall it affect the right of either party to enforce such provision thereafter. The remedies set forth herein are cumulative and in addition to all other remedies available hereunder, at law and in equity. The headings contained herein are for convenience only and shall not be considered in interpreting or construing this Agreement. All covenants, warranties, representations and indemnification obligations set forth in this Agreement shall survive the termination or expiration hereof. This Agreement may be executed in counterparts, and facsimile signatures shall be binding upon the parties.
IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

ACCEPTED BY:

Gold Energy, LLC	R & R Contracting, Inc.

/s/ Les Nesvig	/s/ Bruce Kopp

Les Nesvig, President	Title	V.P. & CFO

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